Exhibit 99.1

CapLease Announces First Quarter 2008 Results

NEW YORK--(BUSINESS WIRE)--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights:

  Revenues Increased 32%, to $46.5 Million, from the First Quarter of 2007
  Funds from Operations of $0.25 Per Share, Including $0.05 Per Share of Hedge Charges1

Subsequent Events:

  Refinanced Warehouse Assets for Up to Three Years Through New $250 Million Term and Revolving Financing Facility

1 Funds from operations, or FFO, is a non-GAAP financial measure. For a reconciliation of FFO to net income, the most directly comparable GAAP measure, see the schedules attached to this press release.

First Quarter 2008 Results:

For the quarter ended March 31, 2008, the Company’s total revenues increased 32% to $46.5 million, compared to $35.2 million in the comparable period in 2007. Net (loss) to common stockholders for the first quarter of 2008 was $(2.3) million, or $(0.05) per share, compared to net (loss) of $(93) thousand, or $0.00 per share, in the comparable period of 2007. Funds from operations (FFO) for the first quarter of 2008 increased 37%, to $11.1 million, compared to $8.2 million in the comparable period in 2007. On a per share basis, FFO of $0.25 increased 4%, from $0.24 per share in the comparable period in 2007.

Our first quarter 2008 results include $2.1 million, or $0.05 per share, of hedge related charges, $1.5 million of which is non-cash. We enter into hedge transactions to mitigate interest rate risk on assets not yet financed with fixed rate debt. Under GAAP, the cost of (or profit from) these transactions is deferred and added to (or subtracted from) our cost of long-term debt when the hedged debt is issued as long as the hedge continues to satisfy various technical accounting rules. The credit market dislocations have caused a delay in our expected long-term debt issuance, and as a result, the hedge accounting tests during the first quarter required that a portion of our hedge charges be recorded in current income rather than deferred in equity. We expect to recover these charges through lower financing costs when the hedged long-term debt is issued.

Paul McDowell, Chairman and Chief Executive Officer, stated, “Our stable, high credit quality portfolio continued to perform as expected in the first quarter. This $2.1 billion portfolio supports our operations, covers the dividend, and provides a solid foundation for CapLease’s future growth. During the quarter, we continued to evaluate a variety of opportunities to enhance our access to capital and the ability to resume portfolio growth through potential co-investment and joint venture arrangements.”

Mr. McDowell continued, “With the new credit agreement we entered into in April, we have successfully removed near term refinance risk while retaining the flexibility to secure longer-term financing for the assets financed during the up to three year loan term without a prepayment penalty. We are confident that the progress we have made in 2008 in the face of unprecedented market crises, along with the high credit quality and transparency of our assets, will enable us to re-establish portfolio growth as market conditions continue to stabilize and improve.”

Investment Portfolio and Balance Sheet:

At March 31, 2008, the Company’s portfolio before depreciation and amortization was approximately $2.1 billion, with 78% invested in owned properties. The weighted average underlying tenant credit rating on the Company’s entire portfolio is A- from Standard & Poor’s, with an average tenant rating on the owned property portfolio of A. Approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 94% of the owned property portfolio leased to investment grade tenants. The weighted average remaining lease term on the Company’s entire portfolio is approximately 11 years, including approximately 9 years on the owned property portfolio and approximately 19 years on the leases underlying the loan portfolio.

At March 31, 2008, the Company had total assets of $2.1 billion, including $1.5 billion in net real estate investments, $292.3 million in loan investments, and $168.4 million in commercial mortgage-backed securities. We shifted one investment from a security investment to a loan investment during the quarter. The Company’s portfolio was financed with long-term fixed rate mortgage and CDO and other term debt of $1.4 billion and $231.1 million of short-term warehouse borrowings hedged in anticipation of long-term financing. As previously announced, we refinanced our warehouse borrowings in April 2008 with a two year term loan with an option for a third year. We continue to hedge our debt cost associated with the longer-term financing we expect to issue.

As of today, CapLease has no short-term financing on any of its portfolio assets. In addition, all of our asset financings are fixed rate, with the exception of the up to three year floating rate term loan.

Dividends:

In the first quarter of 2008, the Company declared a cash dividend on its common stock in the amount of $0.20 per share.

The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2008 Guidance:

CapLease is affirming its previously disclosed full year 2008 guidance ranges of $1.07 to $1.10 of FFO per share and $(0.12) to $(0.09) of earnings per share (EPS). Our guidance excludes the impact of the hedge charge in the first quarter.

CapLease expects FFO per share and EPS for the second quarter of 2008 to be in the range of $0.26 to $0.27, and $(0.04) to $(0.03), respectively. Our second quarter guidance includes an increase in interest expense from the first quarter, as a result of the term financing we completed in April.

The Company’s guidance estimates assume no additions to the portfolio in 2008. Our guidance estimates also assume no capital raising activities, no gain on sale or portfolio impairments and no non-recurring gains or charges that may occur during the year, and include assumptions with respect to the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s first quarter 2008 results at 11:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (800) 762-9441 or (480) 629-9041 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 2:00 p.m. (Eastern Time) today by dialing (800) 406-7325 or (303) 590-3030 for international participants and entering passcode 3875994. The replay will be available until midnight May 23, 2008.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash or non-recurring items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, above or below market rent amortization and stock-based compensation, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2008, CAD has been adjusted to exclude the non-cash hedge ineffectiveness charges.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to implement our long-term financing strategy, including to obtain long-term financing for our asset investments at the spread levels and in the time frame we project;
  adverse changes in the financial condition of the tenants underlying our investments;
  increases in our financing costs (including LIBOR rates), our general and administrative costs and/or our property expenses;
  changes in our industry, the industries of our tenants, interest rates or the general economy; and
  the success of our hedging strategy.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three months ended March 31, 2008 and 2007
(Unaudited)

	For the Three Months Ended March 31
(Amounts in thousands, except per share amounts)	2008	2007
Revenues:
Rental revenue	$34,362	$24,122
Interest income from loans and securities	9,165	8,401
Property expense recoveries	2,760	2,492
Other revenue	189	149
Total revenues	46,476	35,164
Expenses:
Interest expense	24,483	19,051
Property expenses	4,710	4,320
Loss on derivatives	2,060	11
General and administrative expenses	2,997	2,610
General and administrative expenses-stock based compensation	434	323
Depreciation and amortization expense on real property	13,427	8,203
Loan processing expenses	57	73
Total expenses	48,168	34,591
Income (loss) before minority interest and taxes	(1,692)	573
Minority interest in consolidated entities	14	1
Income (loss) from continuing operations	(1,678)	574
Income from discontinued operations	107	44
Net income (loss)	(1,571)	618
Dividends allocable to preferred shares	(711)	(711)
Net (loss) allocable to common stockholders	$(2,282)	$(93)

Earnings per share:
Net (loss) per common share, basic and diluted	$(0.05)	$(0.00)
Weighted average number of common shares outstanding, basic and diluted	44,381	34,122
Dividends declared per common share	$0.20	$0.20
Dividends declared per preferred share	$0.51	$0.51

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2007

(Amounts in thousands, except share and per share amounts)	As Of March 31, 2008	As Of December 31, 2007
Assets
Real estate investments, net	$1,549,335	$1,563,570
Loans held for investment	292,251	269,293
Commercial mortgage-backed securities	168,409	198,187
Cash and cash equivalents	58,075	34,047
Asset held for sale	5,413	5,413
Structuring fees receivable	2,403	2,576
Other assets	75,280	85,183
Total Assets	$2,151,166	$2,158,269
Liabilities and Stockholders' Equity
Mortgages on real estate investments	$981,104	$983,770
Collateralized debt obligations	268,236	268,227
Repurchase agreement obligations	231,111	232,869
Secured term loan	128,050	129,521
Convertible senior notes	75,000	75,000
Other long-term debt	30,930	30,930
Intangible liabilities on real estate investments	51,177	51,811
Accounts payable, accrued expenses and other liabilities	41,661	24,232
Dividends and distributions payable	9,712	9,634
Total Liabilities	1,816,981	1,805,994
Minority interest	2,550	2,616
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 44,744,280 and 44,350,330 shares issued and outstanding, respectively	447	444
Additional paid in capital	330,778	341,578
Accumulated other comprehensive (loss)	(33,247)	(26,020)
Total Stockholders' Equity	331,635	349,659
Total Liabilities and Stockholders' Equity	$2,151,166	$2,158,269

CapLease, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Funds from Operations and Cash Available for Distribution (unaudited)
For the three months ended March 31, 2008 and 2007

	For the Three Months Ended March 31
(in thousands, except per share amounts)	2008	2007
Net (loss) allocable to common stockholders	$(2,282)	$(93)
Add (deduct):
Minority interest–OP units	(14)	(1)
Depreciation and amortization expense on real property	13,427	8,203
Depreciation and amortization expense on discontinued operations	–	43
Funds from operations	$11,131	$8,152
Add (deduct):
Straight-lining of rents	15,278	(2,059)
Loss on derivatives-hedge ineffectiveness	1,550	11
General and administrative expenses-stock based compensation	434	323
Amortization of above and below market leases	355	(220)
Routine capital expenditures on real estate investments	(3)	(169)
Fees paid in connection with bridge-debt financing	-	-
Cash available for distribution	$28,745	$6,038

Weighted average number of common shares outstanding, basic and diluted	44,381	34,122
Weighted average number of OP units outstanding	263	263
Weighted average number of common shares and OP units outstanding, diluted	44,644	34,385

Net (loss) per common share, basic and diluted	$(0.05)	$(0.00)
Funds from operations per share	$0.25	$0.24
Cash available for distribution per share	$0.64	$0.18

CONTACT:
Investor Relations/Media:
ICR, Inc.
Brad Cohen, 212-217-6393
bcohen@icrinc.com